Exhibit 99.1

MISTRAS Announces Third Quarter 2024 Results

Quarterly Revenue Growth of 1.9%, driven by continued strong growth in the International segment
Quarterly Net Income of $6.4 million, or $0.20 per diluted share
Quarterly Adjusted EBITDA (non-GAAP) of $23.3 million, an increase of 11.5%

PRINCETON JUNCTION, N.J., October 30, 2024 (GLOBE NEWSWIRE) -- MISTRAS Group, Inc. (MG: NYSE), a leading "one source" multinational provider of integrated technology-enabled asset protection solutions, reported financial results for its third quarter and nine months ended September 30, 2024.

Highlights of the Third Quarter 2024*

•Revenue of $182.7 million, a 1.9% increase
•Gross profit expanded to $54.6 million, with gross profit margin of 29.9%
•Net income of $6.4 million and Earnings Per Diluted Share of $0.20
•Adjusted EBITDA up 11.5% to $23.3 million

Highlights of the Year-to-Date 2024*

•Revenue of $556.9 million, a 6.4% increase
•Gross profit increased 7.7% to $161.8 million, with gross profit margin of 29.1%, a 40 basis point expansion
•Net income of $13.8 million and Earnings Per Diluted Share of $0.44
•Adjusted EBITDA up 32.1% to $61.6 million

* All comparisons are consolidated and versus the equivalent prior year period, unless otherwise noted. Please see the reconciliations of non-GAAP financial measures to the most directly comparable GAAP measures and additional information about the non-GAAP financial measures set forth in tables attached to this press release.

Manny Stamatakis, Interim Chief Executive Officer commented “the Company’s third quarter results were in line with our expectations, with the bottom line growing significantly faster than the top line, once again demonstrating the margin accretive actions and significant operating leverage improvements that we have instituted into our business model. Revenue was up nearly 2% during the quarter, led by growth in the International Segment, along with revenue growth in the North America segment’s Aerospace and Defense, Industrials and Power Generation & Transmission industries. The Company’s Oil and Gas Downstream revenue decreased during the third quarter as we had anticipated, due to a relatively moderate Fall turn around season compared to a more robust Spring turn around season. Adjusted EBITDA was up over 11% compared to the prior year period, reflecting significant improvement in our operating leverage. I am also pleased with our third consecutive quarter generating Net Income, which is a function of continued revenue growth, gross profit expansion, and selling, general and administrative expenses (“SG&A”) reductions.

Mr. Stamatakis continued, “I am encouraged with the progress being achieved by the collaboration between our Commercial and Operations functions, which is resulting in the successful renewal of long-term agreements with a number of our largest customers. Our continued cost discipline, strategic partnerships with our valuable portfolio of clients, and the Company’s long-term vision have us excited for the prospect of continued profitable growth for Mistras.”

Edward Prajzner, Senior Executive Vice President and Chief Financial Officer, commented, “due to our improved results and operating leverage, we generated $19.4 million of operating cash flow and $13.2 million of free cash flow during the third quarter. We used this cash flow to pay down a significant amount of first half 2024 borrowings during the third quarter, and our gross debt is the lowest level it has been since the acquisition of Onstream in December of 2018. We are funding our organic growth initiatives with operating cash flow, which significantly improved in the third quarter.”

For the third quarter of 2024, consolidated revenue was $182.7 million, a 1.9% increase. Revenue growth in the quarter was led by strong growth in the International segment of 8.7%. On a consolidated basis, revenue expanded by 9.1% in the Aerospace and Defense industry, 17.2% in the Industrials industry, and 19.7% in the Power Generation & Transmission industry. As anticipated, Oil & Gas revenue was down 3.6% in the quarter as a result of the expected moderate Fall turnaround season.

Third quarter 2024 gross profit increased 0.4% to $54.6 million, with gross profit margin contracting 40 basis points. The decrease in gross profit margin to 29.9% was primarily due to higher healthcare claims expense in the third quarter, which was partially offset by continued strong growth in our higher margin Aerospace and Defense industry.

SG&A in the third quarter of 2024 was $38.9 million, down 1.7% compared to $39.5 million in the third quarter of 2023 and also down 5.1% sequentially from the second quarter of 2024, as a result of the ongoing cost containment activities. SG&A for the nine months ended September 30, 2024, was down 2.3% compared to the prior year period.

The Company reported net income of $6.4 million, or $0.20 per diluted share in the third quarter of 2024, as compared to a net loss of $10.3 million, or $0.34 per diluted share in the prior year period. Third quarter net income excluding special items (non-GAAP) was $6.3 million or $0.20 per diluted share excluding special items (non-GAAP) as compared to $5.6 million of net income excluding special items or $0.18 per diluted share excluding special items in the prior year period.

Adjusted EBITDA was $23.3 million in the third quarter of 2024 compared to $20.9 million in the prior year period, an increase of 11.5%. Adjusted EBITDA for the nine months ended September 30, 2024 was $61.6 million compared to $46.6 million in the prior year period, an increase of 32.1% primarily attributable to a more favorable sales mix and overhead cost containment.

Performance by certain segments during the third quarter was as follows:

North America segment third quarter 2024 revenue was $149.8 million, up 0.7% from $148.8 million in the prior year period. The revenue increase was primarily due to strong revenue growth of 13.6% achieved in the Aerospace and Defense industry which was partially offset by the aforementioned contraction in Oil & Gas revenue due to timing of turn arounds. For the third quarter of 2024, gross profit was $42.5 million, compared to $44.8 million in the prior year period. Gross profit margin was 28.4% for the third quarter of 2024, a 170-basis point decrease from 30.1% in the prior year period. This decrease in gross profit margin was primarily due to higher healthcare claims expense.

International segment third quarter 2024 revenue was $33.7 million, up 8.7% from $31.0 million in the prior year period. This revenue growth was primarily due to a 86.4% increase in Power Generation & Transmission and a 36.2% increase in Other Process Industries in addition to a 2.4% increase in Oil & Gas, which was partially offset by a decrease of 2.0% in Aerospace and Defense industry revenue. International segment third quarter 2024 gross profit grew by 19.5% to $10.1 million, with gross profit margin of 30.1%, compared to 27.4% in the prior year period, a 270-basis point increase, primarily attributable to improved operating leverage and sales mix.

Cash Flow and Balance Sheet
The Company’s net cash provided by operating activities was $24.5 million for the first nine months of 2024, compared to $10.7 million in the prior year period. Free cash flow, a non-GAAP financial measure, was $6.3 million for the first nine months of 2024, compared to negative $5.6 million in the prior year period. This increase was primarily attributable to significantly improved financial results in 2024 and improvements in working capital, primarily accounts receivable, experienced in the third quarter of 2024. Capital expenditures increased by $1.9 million in the first nine months of 2024 compared to the prior year period as the Company is continuing to invest in growth opportunities including other internal automations, workflow, and productivity enhancements.

The Company’s gross debt was $189.7 million as of September 30, 2024, compared to $190.4 million as of December 31, 2023, and $199.7 million as of June 30, 2024. The decrease in gross debt during the period was attributable to the favorable cash flow impacts described above. The Company’s net debt, a non-GAAP financial measure, was $169.3 million as of September 30, 2024, compared to $172.8 million as of December 31, 2023.

2024 Outlook
The Company has revised its guidance ranges for the full year 2024 as follows:

aFull year Revenue is expected to be between $725 and $730 million (from $725-$750 million previously)
bAdjusted EBITDA is expected to be between $80 and $82 million (from $84-$89 million previously)
cFree cash flow is expected to be between $18 and $22 million (from $34-$38 million previously)

These changes were attributable to current market conditions, project pushouts and an unanticipated buildup of accounts receivable.

Preliminary 2025 Outlook
Given the expected growth in the Company’s higher margin businesses and continued operating leverage improvements, the Company anticipates a meaningful improvement in its net income, with a low double-digit expansion in Adjusted EBITDA and a low single-digit organic revenue growth for fiscal 2025.

Conference Call
In connection with this release, MISTRAS will hold a conference call on October 31, 2024, at 9:00 a.m. (Eastern).

To listen to the live webcast of the conference call, visit the Investor Relations section of MISTRAS Group’s website at www.mistrasgroup.com

Note there is a new process to participate in the live question and answer session. Individuals wishing to participate may preregister at: https://register.vevent.com/register/BIf848f0928520406c928ea91abde4515a

Upon registering, a dial-in number and unique PIN will be provided to join the conference call. Following the conference call, an archived webcast of the event will be available for one year by visiting the Investor Relations section of MISTRAS Group’s website.

About MISTRAS Group, Inc. - One Source for Asset Protection Solutions®
MISTRAS Group, Inc. (NYSE: MG) is a leading "one source" multinational provider of integrated technology-enabled asset protection solutions, helping to maximize the safety and operational uptime for civilization’s most critical industrial and civil assets.

Backed by an innovative, data-driven asset protection portfolio, proprietary technologies, strong commitment to Environmental, Social, and Governance (ESG) initiatives, and a decades-long legacy of industry leadership, MISTRAS leads clients in the oil and gas, aerospace and defense, renewable and nonrenewable power, civil infrastructure, and manufacturing industries towards achieving operational and environmental excellence. By supporting these organizations that help fuel our vehicles and power our society; inspecting components that are trusted for commercial, defense, and space craft; building real-time monitoring equipment to enable safe travel across bridges; and helping to propel sustainability, MISTRAS helps the world at large.

MISTRAS enhances value for its clients by integrating asset protection throughout supply chains and centralizing integrity data through a suite of Industrial IoT-connected digital software and monitoring solutions. The company’s core capabilities also include non-destructive testing field and in-line inspections enhanced by advanced robotics, laboratory quality control and assurance testing, sensing technologies and NDT equipment, asset and mechanical integrity engineering services, and light mechanical maintenance and access services.

For more information about how MISTRAS helps protect civilization’s critical infrastructure and the environment, visit https://www.mistrasgroup.com/.

MEDIA CONTACT:
Nestor S. Makarigakis
Group Vice-President of Marketing and Communications
+1 (609) 716-4000 | marcom@mistrasgroup.com

Forward-Looking and Cautionary Statements
Certain statements contained in this press release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, our 2024 outlook and preliminary 2025 outlook, guidance, costs savings and other benefits we expect to realize from our previously announced Project Phoenix initiatives and additional operational and strategic actions that we expect or seek to take in furtherance of our strategies and activities to enhance our financial results and future growth. Such forward-looking statements relate to MISTRAS' financial results and estimates, products and services, business model, Project Phoenix initiatives, operational and strategic initiatives to improve operating leverage, strategy, growth opportunities, profitability and competitive position, and other matters. These forward-looking statements generally use words such as "future," "possible," "potential," "targeted," "anticipate," "believe," "estimate," "expect," "intend," "plan," "predict," "project," "will," "may," "should," "could," "would" and other similar words and phrases. Such statements are not guarantees of future performance or results, and will not necessarily be accurate indications of the times at, or by which, such performance or results will be achieved, if at all. These statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in these statements. A list, description and discussion of these and other risks and uncertainties can be found in the "Risk Factors" section of the Company's 2023 Annual Report on Form 10-K filed on March 11, 2024, as updated by our reports on Form 10-Q and Form 8-K. The forward-looking statements are made as of the date hereof, and MISTRAS undertakes no obligation to update such statements as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Measures
In addition to financial information prepared in accordance with generally accepted accounting principles in the U.S. (GAAP), this press release also contains adjusted financial measures that are not prepared in accordance with GAAP and that we believe provide investors and management with supplemental information relating to the Company’s operating performance and trends that facilitate comparisons between periods and with respect to trends and projected information. The term "Adjusted EBITDA" used in this release is a financial measure not calculated in accordance with GAAP and is defined by the Company as net income attributable to MISTRAS Group, Inc. plus: interest expense, provision for income taxes, depreciation and amortization, share-based compensation expense, certain acquisition related costs (including transaction due diligence costs and adjustments to the fair value of contingent consideration), foreign exchange (gain) loss, non-cash impairment charges, reorganization and other costs and, if applicable, certain additional special items which are noted. A reconciliation of Adjusted EBITDA to Net Income (Loss) as computed under GAAP is set forth in a table attached to this press release. The Company also uses the term “free cash flow”, a non-GAAP financial measure the Company defines as cash provided by operating activities less capital expenditures (which is classified as an investing activity). The Company additionally uses the terms: “Segment and Total Company Income (Loss) from Operations (GAAP) to Income (Loss) from Operations before Special Items (non-GAAP)”, “Net Income (Loss) (GAAP) and Diluted EPS (GAAP) to Net Income Excluding Special Items (non-GAAP) and Diluted EPS Excluding Special Items (non-GAAP)” which reconciles the non-GAAP amounts to the GAAP financial measure. This press release also includes the term “net debt”, a non-GAAP financial measure which the Company defines as the sum of the current and long-term portions of long term debt, less cash and cash equivalents. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are also set forth in tables attached to this press release. Each of these non-GAAP financial measures has material limitations as a performance or liquidity measure and should not be considered alternatives to Net Income (Loss) or any other measures derived in accordance with GAAP. Because Income (loss) from operations before special items and other non-GAAP financial measures used in this press release may not be calculated in the same manner by all companies, these measures may not be comparable to other similarly-titled measures used by other companies.

Mistras Group, Inc. and Subsidiaries
Unaudited Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)

	September 30, 2024	December 31, 2023
ASSETS	(unaudited)
Current Assets
Cash and cash equivalents	$20,360	$17,646
Accounts receivable, net	144,104	132,847
Inventories	14,510	15,283
Prepaid expenses and other current assets	14,353	14,580
Total current assets	193,327	180,356
Property, plant and equipment, net	79,852	80,972
Intangible assets, net	41,504	43,994
Goodwill	185,872	187,354
Deferred income taxes	5,641	2,316
Other assets	45,485	39,784
Total assets	$551,681	$534,776
LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$13,272	$17,032
Accrued expenses and other current liabilities	85,623	84,331
Current portion of long-term debt	10,711	8,900
Current portion of finance lease obligations	4,594	5,159
Income taxes payable	964	1,101
Total current liabilities	115,164	116,523
Long-term debt, net of current portion	178,989	181,499
Obligations under finance leases, net of current portion	11,154	11,261
Deferred income taxes	3,781	2,552
Other long-term liabilities	37,050	32,438
Total liabilities	346,138	344,273
Equity
Preferred stock, 10,000,000 shares authorized	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized, 31,006,864 and 30,597,633 shares issued and outstanding	385	305
Additional paid-in capital	250,016	247,165
Accumulated deficit	(15,177)	(28,942)
Accumulated other comprehensive loss	(30,020)	(28,336)
Total Mistras Group, Inc. stockholders’ equity	205,204	190,192
Non-controlling interests	339	311
Total equity	205,543	190,503
Total liabilities and equity	$551,681	$534,776

Mistras Group, Inc. and Subsidiaries
Unaudited Condensed Consolidated Statements of Income (Loss)
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023

Revenue	$182,694	$179,354	$556,909	$523,399
Cost of revenue	122,392	118,812	377,570	355,304
Depreciation	5,725	6,160	17,556	17,914
Gross profit	54,577	54,382	161,783	150,181
Selling, general and administrative expenses	38,872	39,537	121,018	123,844
Reorganization and other costs	2,143	2,702	4,218	6,017
Goodwill impairment charges	—	13,799	—	13,799
Legal settlement and insurance recoveries, net	(868)	—	(808)	150
Research and engineering	241	438	816	1,428
Depreciation and amortization	2,331	2,588	7,170	7,556
Acquisition-related expense, net	—	—	1	5
Income (loss) from operations	11,858	(4,682)	29,368	(2,618)
Other income	(1,479)	—	(1,479)	—
Interest expense	4,303	4,167	13,145	12,093
Income (loss) before provision (benefit) for income taxes	9,034	(8,849)	17,702	(14,711)
Provision for income taxes	2,618	1,489	3,909	229
Net Income (Loss)	6,416	(10,338)	13,793	(14,940)
Less: net income (loss) attributable to noncontrolling interests, net of taxes	15	(40)	28	7
Net Income (Loss) attributable to Mistras Group, Inc.	$6,401	$(10,298)	$13,765	$(14,947)

Earnings (loss) per common share:
Basic	$0.21	$(0.34)	$0.45	$(0.49)
Diluted	$0.20	$(0.34)	$0.44	$(0.49)
Weighted-average common shares outstanding:
Basic	31,002	30,402	30,895	30,277
Diluted	31,660	30,402	31,513	30,277

Mistras Group, Inc. and Subsidiaries
Unaudited Operating Data by Segment
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenues
North America	$149,845	$148,814	$456,588	$431,295
International	33,662	30,980	100,972	90,664
Products and Systems	3,276	2,829	9,860	9,897
Corporate and eliminations	(4,089)	(3,269)	(10,511)	(8,457)
	$182,694	$179,354	$556,909	$523,399

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Gross profit
North America	$42,487	$44,773	$126,813	$121,088
International	10,139	8,481	29,667	24,247
Products and Systems	1,933	1,096	5,233	4,773
Corporate and eliminations	18	32	70	73
	$54,577	$54,382	$161,783	$150,181

    Mistras Group, Inc. and Subsidiaries
Unaudited Revenues by Category
(in thousands)

Revenue by industry was as follows:

Three Months Ended September 30, 2024	North America	International	Products	Corp/Elim	Total
Oil & Gas	$90,460	$9,040	$3	$—	$99,503
Aerospace & Defense	16,181	5,663	42	—	21,886
Industrials	12,285	6,749	478	—	19,512
Power Generation & Transmission	8,029	3,081	544	—	11,654
Other Process Industries	7,836	3,900	79	—	11,815
Infrastructure, Research & Engineering	5,189	2,744	797	—	8,730
Petrochemical	3,806	198	—	—	4,004
Other	6,059	2,287	1,333	(4,089)	5,590
Total	$149,845	$33,662	$3,276	$(4,089)	$182,694

Three Months Ended September 30, 2023	North America	International	Products	Corp/Elim	Total
Oil & Gas	$94,390	$8,827	$35	$—	$103,252
Aerospace & Defense	14,240	5,778	47	—	20,065
Industrials	10,325	6,018	310	—	16,653
Power Generation & Transmission	7,388	1,653	696	—	9,737
Other Process Industries	6,933	2,864	(5)	—	9,792
Infrastructure, Research & Engineering	6,042	2,383	1,070	—	9,495
Petrochemical	3,313	586	—	—	3,899
Other	6,183	2,871	676	(3,269)	6,461
Total	$148,814	$30,980	$2,829	$(3,269)	$179,354

Nine Months Ended September 30, 2024	North America	International	Products	Corp/Elim	Total
Oil & Gas	$289,843	$31,841	$240	$—	$321,924
Aerospace & Defense	48,152	18,092	100	—	66,344
Industrials	33,047	18,480	1,478	—	53,005
Power Generation & Transmission	18,953	6,017	1,569	—	26,539
Other Process Industries	26,132	12,337	155	—	38,624
Infrastructure, Research & Engineering	14,286	7,762	1,901	—	23,949
Petrochemical	11,467	900	—	—	12,367
Other	14,708	5,543	4,417	(10,511)	14,157
Total	$456,588	$100,972	$9,860	$(10,511)	$556,909

Nine Months Ended September 30, 2023	North America	International	Products	Corp/Elim	Total
Oil & Gas	$281,663	$26,291	$87	$—	$308,041
Aerospace & Defense	41,516	15,894	275	—	57,685
Industrials	30,693	18,274	1,336	—	50,303
Power Generation & Transmission	17,834	4,840	3,189	—	25,863
Other Process Industries	24,906	10,567	73	—	35,546
Infrastructure, Research & Engineering	12,696	6,547	2,759	—	22,002
Petrochemical	10,027	887	—	—	10,914
Other	11,960	7,364	2,178	(8,457)	13,045
Total	$431,295	$90,664	$9,897	$(8,457)	$523,399

Oil & Gas Revenue by sub-category was as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Oil and Gas Revenue by sub-category
Upstream	$43,835	$38,041	$127,951	$116,941
Midstream	21,545	26,215	68,229	74,739
Downstream	34,123	38,996	125,744	116,361
Total	$99,503	$103,252	$321,924	$308,041

Consolidated Revenue by type was as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023

Field Services	$127,246	$122,717	$388,129	$348,501
Shop Laboratories	15,014	14,840	49,147	42,216
Data Analytical Solutions	17,876	17,997	51,757	52,916
Other	22,558	23,800	67,876	79,766
Total	$182,694	$179,354	$556,909	$523,399

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of Segment and Total Company Income (Loss) from Operations (GAAP) to Income (Loss) before Special Items (non-GAAP)
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023

North America:
Income from operations (GAAP)	$17,455	$18,004	$49,742	$39,719
Reorganization and other costs	835	35	927	574
Legal settlement and insurance recoveries, net	(868)	—	(808)	150
Income from operations before special items (non-GAAP)	$17,422	$18,039	$49,861	$40,443
International:
Income (loss) from operations (GAAP)	$1,778	$(12,970)	$4,548	$(13,031)
Goodwill Impairment charges	—	13,799	—	13,799
Reorganization and other costs, net	147	33	410	228
Income from operations before special items (non-GAAP)	$1,925	$862	$4,958	$996
Products and Systems:
Income (loss) from operations (GAAP)	$670	$(557)	$1,479	$(78)
Reorganization and other costs	182	189	184	189
Income (loss) from operations before special items (non-GAAP)	$852	$(368)	$1,663	$111
Corporate and Eliminations:
Loss from operations (GAAP)	$(8,045)	$(9,159)	$(26,401)	$(29,228)
Reorganization and other costs	979	2,445	2,697	5,026
Acquisition-related expense, net	—	—	1	5
Loss from operations before special items (non-GAAP)	$(7,066)	$(6,714)	$(23,703)	$(24,197)
Total Company:
Income (loss) from operations (GAAP)	$11,858	$(4,682)	$29,368	$(2,618)
Goodwill Impairment charges	—	13,799	—	13,799
Reorganization and other costs	2,143	2,702	4,218	6,017
Legal settlement and insurance recoveries, net	(868)	—	(808)	150
Acquisition-related expense, net	—	—	1	5
Income from operations before special items (non-GAAP)	$13,133	$11,819	$32,779	$17,353

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Gross Debt (GAAP) to Net Debt (non-GAAP)
(in thousands)

	September 30, 2024	December 31, 2023

Current portion of long-term debt	$10,711	$8,900
Long-term debt, net of current portion	178,989	181,499
Total Gross Debt (GAAP)	189,700	190,399
Less: Cash and cash equivalents	(20,360)	(17,646)
Total Net Debt (non-GAAP)	$169,340	$172,753

Mistras Group, Inc. and Subsidiaries
Unaudited Summary Cash Flow Information
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net cash provided by (used in):
Operating activities	$19,356	$(7,637)	$24,471	$10,684
Investing activities	(5,935)	(5,359)	(17,152)	(15,170)
Financing activities	(11,508)	9,348	(6,247)	(1,839)
Effect of exchange rate changes on cash	1,270	(1,599)	1,642	(1,411)
Net change in cash and cash equivalents	$3,183	$(5,247)	$2,714	$(7,736)

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Net Cash Provided by Operating Activities (GAAP) to Free Cash Flow (non-GAAP)
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023

Net cash provided by operating activities (GAAP)	$19,356	$(7,637)	$24,471	$10,684
Less:
Purchases of property, plant and equipment	(4,716)	(4,602)	(14,315)	(14,403)
Purchases of intangible assets	(1,428)	(1,046)	(3,832)	(1,868)
Free cash flow (non-GAAP)	$13,212	$(13,285)	$6,324	$(5,587)

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Net Income (Loss) (GAAP) to Adjusted EBITDA (non-GAAP)
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023

Net Income (loss) (GAAP)	$6,416	$(10,338)	$13,793	$(14,940)
Less: Net income attributable to non-controlling interests, net of taxes	15	(40)	28	7
Net Income (loss) attributable to Mistras Group, Inc.	$6,401	$(10,298)	$13,765	$(14,947)
Interest expense	4,303	4,167	13,145	12,093
Provision for income taxes	2,618	1,489	3,909	229
Depreciation and amortization	8,056	8,748	24,726	25,470
Share-based compensation expense	1,350	1,010	4,114	3,649
Other income	(1,479)	—	(1,479)	—
Acquisition-related expense	—	—	1	5
Reorganization and other related costs, net	2,143	2,702	4,218	6,017
Goodwill Impairment charges	—	13,799	—	13,799
Legal settlement and insurance recoveries, net	(868)	—	(808)	150
Foreign exchange (gain) loss	765	(721)	(23)	149
Adjusted EBITDA (non-GAAP)	$23,289	$20,896	$61,568	$46,614

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Net Income (Loss) (GAAP) and Diluted EPS (GAAP) to Net Income Excluding Special Items (non-GAAP)
and Diluted EPS Excluding Special Items (non-GAAP)
(dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net income (loss) attributable to Mistras Group, Inc. (GAAP)	$6,401	$(10,298)	$13,765	$(14,947)
Goodwill Impairment charges	—	13,799	—	13,799
Reorganization and other costs	2,143	2,702	4,218	6,017
Legal settlement and insurance recoveries, net	(868)	—	(808)	150
Other income	(1,479)	—	(1,479)	—
Acquisition-related expense, net	—	—	1	5
Special Items Total	$(204)	$16,501	$1,932	$19,971
Tax impact on special items	58	(653)	(463)	(1,468)
Special items, net of tax	$(146)	$15,848	$1,469	$18,503
Net income attributable to Mistras Group, Inc. Excluding Special Items (non-GAAP)	$6,255	$5,550	$15,234	$3,556

Diluted EPS (GAAP)(1)	$0.20	$(0.34)	$0.44	$(0.49)
Special items, net of tax	—	0.52	0.05	0.61
Diluted EPS Excluding Special Items (non-GAAP)	$0.20	$0.18	$0.49	$0.12
_______________
(1) For the three and nine months ended September 30, 2023, 1,508,255 and 926,224 shares related to restricted stock were excluded from the calculation of diluted EPS due to the net loss for the periods, respectively.